The information in this free writing prospectus is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

This Free Writing Prospectus Is Subject to Completion

Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated August 31, 2010, and the Prospectus Supplement dated August 31, 2010)	Registration No. 333-169119
November 29, 2010

BARCLAYS BANK PLC

Barclays Single Observation Callable Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

The reference asset below is in the form of a linked share and represents the Note offering. The purchaser of a Note will acquire a security linked to a single linked share. The following terms relate to the Note offering:

•	Issuer: Barclays Bank PLC

•	Issue date: [•]

•	Initial valuation date: [•]

•	Final valuation date: [•]

•	Maturity date: [•]

•	Initial price: [•]

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price, rounded to the nearest cent as appropriate.

•	Call Valuation date(s): [•], [•] [and] [•].
•	Early redemption date: Four business days after the relevant call valuation date.

•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate*:

Deposit income*: [•]%

Put premium: The coupon rate minus the deposit income.

Linked Share SEC File Number/CIK Number	Initial Price	Page Number	Ticker Symbol	Principal Amount		Coupon Rate*		Protection Level		Percentage Proceeds to Issuer		Aggregate Proceeds to Issuer		Percentage Discount or Commission**		Aggregate Discount or Commission**		Note Issuance #	CUSIP/ISIN
[•]	TBD	FWP-[•]	[•]	[	•]	[	•]%	[	•]%	[	•]	[	•]	[	•]	[	•]	[•]	[•] / [•]

*	Annualized Rate
**	Barclays Capital Inc. will receive commissions from the Issuer equal to [TBD]% of the principal amount of the notes, or [$TBD] per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

See “Risk Factors” in this free writing prospectus and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated August 31, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement, and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the pricing supplement and the free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

GENERAL TERMS FOR THE NOTES OFFERING

This free writing prospectus relates to a Note offering, linked to a linked share. The purchaser of a Note will acquire a security linked to the single individual linked share identified on the cover page. Although the Note offering relates to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the linked share or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated August  31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Prospectus Supplement dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201604/d424b3.htm

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your gains are limited to the coupon payments accrued up to the early redemption date or the maturity date. You will not participate in any appreciation in the price of the linked share.

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this free writing prospectus, the Notes will be called before maturity if the closing price of the linked share is at or above the initial price on any call valuation date. If the Notes are called, you will be entitled only to the principal amount payable on the relevant early redemption date and any previously accrued but unpaid coupon payments. No more interest will accrue after the early redemption date.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the call valuation dates, the

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initial price, the final price, the protection level, the protection price, the physical delivery amount and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

Exchange Rate Risk—If the linked share is an American depositary share, because American depositary shares are denominated in U.S. dollars but represent foreign equity securities that are denominated in a foreign currency, changes in currency exchange rates may negatively impact the value of the American depositary shares. The value of the foreign currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for Notes linked to American depositary shares.

Risks Associated with Foreign Securities Markets—If the linked share is an American depositary share, because foreign equity securities underlying the American depositary shares may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the Notes linked to American depositary shares involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. The issuer of the shares underlying the American depositary shares may make distributions in respect of such underlying shares that are not passed on to the owners of the American depositary shares, which can affect the value of the Notes. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies. Securities prices generally are subject to political, economic, financial and social factors that apply to the markets in which they trade and, to a lesser extent, foreign markets. Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the United States economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

SUMMARY

Principal Payment at Maturity

If the Notes are not called prior to maturity pursuant to the “Automatic Call” as described below, a $1,000 investment in the Notes will pay $1,000 at maturity unless the final price of the linked share is lower than the protection price.

If the Notes are not called prior to maturity and the final price of the linked share is lower than the protection price, at maturity you will receive, at our election, instead of the full principal amount of your Notes, either (i) the physical delivery amount (fractional shares to be

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paid in cash in an amount equal to the fractional shares multiplied by the final price), or (ii) a cash amount equal to the principal amount you invested reduced by the percentage decrease in the closing price of the linked share between the initial valuation date and the final valuation date.

If you receive shares of the linked share in lieu of the principal amount of your Notes at maturity, the value of your investment will approximately equal the market value of the shares of the linked share you receive, which could be substantially less than the value of your original investment. You may lose some or all of your principal if you invest in the Notes.

Automatic Call

On any call valuation date, if the closing price of the linked share on that day is greater than or equal to the initial price, the Notes will be automatically called for a cash payment per Note equal to $1,000. Such cash amount will be payable on the related early redemption date (together with any previously accrued but unpaid coupon payments). No interest will accrue after the early redemption date.

Interest

The Notes will bear interest, if any, from the issue date specified in the applicable pricing supplement at the coupon rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or maturity date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended, as applicable. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the banking institutions in New York City or London, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

Physical Delivery Amount

The physical delivery amount will be calculated by the calculation agent by dividing the principal amount of your Notes by the initial price of the linked share. The physical delivery amount, the initial price of the linked share and other amounts may change due to stock splits or other corporate actions. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to (1) sell the reference asset to you at maturity for an amount equal to the Deposit (as defined below), plus any accrued and unpaid interest, acquisition discount and/or original issue discount on the Deposit, or (2) “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is one year or less, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations. [However, because under certain circumstances, the Notes may be outstanding for more than one year, it is possible that the Deposits may not be treated as short-term obligations. In that event, the U.S. federal income tax treatment of the Deposits would be described under the heading “Certain U.S. Federal Income Tax

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Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Payments of Interest” in the accompanying prospectus supplement.]

On the cover page we have determined the yield on the Deposit and the Put Premium with respect to each Note, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

If the Notes are automatically called on an early redemption date, you should generally recognize no gain or loss with respect to the Deposits, and you should recognize the total Put Premium received as short-term capital gain at that time.

On December 7, 2007, the IRS released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the IRS and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

Holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations applicable to certain foreign financial assets with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ‘40 Act by the company issuing the linked share can be located by reference to the SEC file number, CIK number or ticker symbol for the issuer of the linked share.

The information regarding the company issuing the linked share from the issuer’s SEC filings has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuer of the linked share with the SEC. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. Such information regarding the issuer of the linked share is not designed to be, and should not be interpreted as, an effort by us to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement by us of any particular issuer.

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Description of Hypothetical Examples

The Table of Hypothetical Values at Maturity below, based on the assumptions outlined for the linked share, demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked share, based on certain percentage change between the initial price and final price of the linked share and depending on whether the Notes are called prior to maturity (prior to the deduction of any applicable brokerage fees or charges).

In the Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in the table were determined.

If the closing price of the linked share is at or above the initial price on any call valuation date, the Notes will be called for redemption at a cash payment per Note equal to $1,000 payable on the related early redemption date. You will also have received the applicable interest payments up to the early redemption date.

If the Notes are not called prior to maturity, the final price of the linked share is determined on the final valuation date.

If the final price of the linked share is at or above the protection price, you will receive a payment at maturity of $1,000 per Note.

If the final price of the linked share is below the protection price you will receive, at our election, either (a) a number of shares equal to the physical delivery amount, plus a cash amount equal to the fractional shares multiplied by the final price or (b) the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the closing price of the linked share from the initial valuation date to the final valuation date.

In any case, you would also have received the applicable interest payments accrued up to either the early redemption date or the maturity date. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the price of the linked share from the initial price to the final price, if the coupon yield on the Notes exceeds the dividend yield on the linked share, the total return on the Notes would be higher relative to the total return of an investment in the linked share (subject to any differences attributable to potentially different tax consequences from investing in the Notes as opposed to investing directly in the linked share).

If you had invested directly in the linked share for the same period, you would have received total cash payments representing the number of shares of the linked share you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked share. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked share.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the price of the linked share from the initial price to the final price, if the coupon yield on the Notes was less than the dividend yield on the linked share, the total return on the Notes would be lower relative to the total return of an investment in the linked share (subject to any differences attributable to potentially different tax consequences from investing in the Notes as opposed to investing directly in the linked share).

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked share is set forth below in the Table of Hypothetical Values at Maturity.

Hypothetical Example

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. The examples provided below are for illustrative purposes only and do not, and do not purport to, describe the actual terms or all possible terms for any Notes issued hereunder, including without limitation the coupon rate, initial price, protection level, call valuation date(s) and the maturity date. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Example” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

•	The term of the Notes is 1 year and there are three quarterly call valuation dates.

•	The calculations below do not reflect any differences attributable to potentially different tax consequences from investing in the Notes as opposed to investing directly in the linked share.

Linked share: [•]
Initial price: $17.95
Protection level: 70.00%
Protection price: $12.57
Physical delivery amount: 55 ($1,000/Initial price)
Fractional shares: 0.710306
Coupon: 12.30% per annum
Maturity: November 8, 2010
Call Valuation Dates: February 4, 2010, May 4, 2010 and August 4, 2010
Early redemption date: Four business days after the relevant call valuation date.
Dividend yield: 3.34% per annum
Coupon amount monthly: $10.25

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Table of Hypothetical Values

If Notes are Called on the 1st Early Redemption Date

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	3.075%	103.34%
+ 90%	3.075%	93.34%
+ 80%	3.075%	83.34%
+ 70%	3.075%	73.34%
+ 60%	3.075%	63.34%
+ 50%	3.075%	53.34%
+ 40%	3.075%	43.34%
+ 30%	3.075%	33.34%
+ 20%	3.075%	23.34%
+ 10%	3.075%	13.34%
+ 5%	3.075%	8.34%

0%	3.075%	3.34%

- 5%	3.075%	-1.66%
- 10%	3.075%	-6.66%
- 20%	3.075%	-16.66%
- 30%	3.075%	-26.66%
- 40%	3.075%	-36.66%
- 50%	3.075%	-46.66%
- 60%	3.075%	-56.66%
- 70%	3.075%	-66.66%
- 80%	3.075%	-76.66%
- 90%	3.075%	-86.66%
- 100%	3.075%	-96.66%

Table of Hypothetical Values

If Notes are Called on the 2nd Early Redemption Date

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	6.15%	103.34%
+ 90%	6.15%	93.34%
+ 80%	6.15%	83.34%
+ 70%	6.15%	73.34%
+ 60%	6.15%	63.34%
+ 50%	6.15%	53.34%
+ 40%	6.15%	43.34%
+ 30%	6.15%	33.34%
+ 20%	6.15%	23.34%
+ 10%	6.15%	13.34%
+ 5%	6.15%	8.34%

0%	6.15%	3.34%

- 5%	6.15%	-1.66%
- 10%	6.15%	-6.66%
- 20%	6.15%	-16.66%
- 30%	6.15%	-26.66%
- 40%	6.15%	-36.66%
- 50%	6.15%	-46.66%
- 60%	6.15%	-56.66%
- 70%	6.15%	-66.66%
- 80%	6.15%	-76.66%
- 90%	6.15%	-86.66%
- 100%	6.15%	-96.66%

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Table of Hypothetical Values

If Notes are Called on the 3rd Early Redemption Date

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	9.225%	103.34%
+ 90%	9.225%	93.34%
+ 80%	9.225%	83.34%
+ 70%	9.225%	73.34%
+ 60%	9.225%	63.34%
+ 50%	9.225%	53.34%
+ 40%	9.225%	43.34%
+ 30%	9.225%	33.34%
+ 20%	9.225%	23.34%
+ 10%	9.225%	13.34%
+ 5%	9.225%	8.34%

0%	9.225%	3.34%

- 5%	9.225%	-1.66%
- 10%	9.225%	-6.66%
- 20%	9.225%	-16.66%
- 30%	9.225%	-26.66%
- 40%	9.225%	-36.66%
- 50%	9.225%	-46.66%
- 60%	9.225%	-56.66%
- 70%	9.225%	-66.66%
- 80%	9.225%	-76.66%
- 90%	9.225%	-86.66%
- 100%	9.225%	-96.66%

Table of Hypothetical Values

If Notes are NOT Called Prior to Maturity

the Final Price (% Change)	Investment in the Notes	1 Year Direct Investment in the Linked Shares
+ 100%	12.30%	103.34%
+ 90%	12.30%	93.34%
+ 80%	12.30%	83.34%
+ 70%	12.30%	73.34%
+ 60%	12.30%	63.34%
+ 50%	12.30%	53.34%
+ 40%	12.30%	43.34%
+ 30%	12.30%	33.34%
+ 20%	12.30%	23.34%
+ 10%	12.30%	13.34%
+ 5%	12.30%	8.34%

0%	12.30%	3.34%

- 5%	12.30%	-1.66%
- 10%	12.30%	-6.66%
- 20%	12.30%	-16.66%
- 30%	12.30%	-26.66%
- 40%	-27.70%	-36.66%
- 50%	-37.70%	-46.66%
- 60%	-47.70%	-56.66%
- 70%	-57.70%	-66.66%
- 80%	-67.70%	-76.66%
- 90%	-77.70%	-86.66%
- 100%	-87.70%	-96.66%

FWP-8

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

Delivery of any Notes issued hereunder may be made against payment for the Notes more than three business days following the pricing date for those Notes (that is, a particular series of Notes may have a settlement cycle that is longer than “T+3”). For considerations relating to an offering of Notes with a settlement cycle longer than T+3, see “Plan of Distribution” in the prospectus supplement.

FWP-9